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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC  20549



                                  SCHEDULE 13G



                   Under the Securities Exchange Act of 1934

                               (Amendment No. 3)*

                               SUN COMPANY, INC.
- --------------------------------------------------------------------------------
                                (Name of Issuer)

           DEPOSITARY SHARES REPRESENTING ONE HALF PREFERRED SERIES A
- --------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   866762404
                         ------------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SEC 1745 (2/92)
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- ---------------------------                                ---------------------
CUSIP No. 866762404               13G                      Page 2 of 4 Pages
- ---------------------------                                ---------------------

  1        NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
                  THE GLENMEDE TRUST COMPANY
                  23-1512117
- --------------------------------------------------------------------------------
  2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                  N/A                                       (a) [ ]

                                                            (b) [ ]
- --------------------------------------------------------------------------------
  3        SEC USE ONLY
- --------------------------------------------------------------------------------
  4        CITIZENSHIP OR PLACE OF ORGANIZATION

                  PENNSYLVANIA
- --------------------------------------------------------------------------------
                                  5  SOLE VOTING POWER
                                           3,905,105
                               -------------------------------------------------
           NUMBER OF              6  SHARED VOTING POWER
             SHARES                        218,233
          BENEFICIALLY         -------------------------------------------------
            OWNED BY              7  SOLE DISPOSITIVE POWER
              EACH                         3,803,260
           REPORTING           -------------------------------------------------
             PERSON               8  SHARED DISPOSITIVE POWER
              WITH                         302,367
- --------------------------------------------------------------------------------
  9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
                       4,124,445
- --------------------------------------------------------------------------------
  10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
- --------------------------------------------------------------------------------
  11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
                       16.50%
- --------------------------------------------------------------------------------
  12       TYPE OF REPORTING PERSON*
                       BK
- --------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!
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CUSIP No. 866762404                                        Page 3 of 4 Pages
- ---------------------------                                ---------------------


                                  SCHEDULE 13G
                                  ------------


ITEM 4         OWNERSHIP.
- ------

               (a) AMOUNT BENEFICIALLY OWNED: THE UNDERSIGNED BENEFICIALLY OWNS 4,124,445 DEPOSITARY SHARES WHICH REPRESENT AN OWNERSHIP INTEREST IN 2,062,222.5 SHARES OF SERIES A PREFERRED STOCK. THE DEPOSITARY SHARES ARE THE CLASS OF SECURITIES FOR WHICH THE UNDERSIGNED IS FILING THIS SCHEDULE.

               (b)  PERCENT OF CLASS:  16.5%

               (c)  NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

                    (i) SOLE POWER TO VOTE OR TO DIRECT THE VOTE: 3,905,105 SHARES,

                   (ii) SHARED POWER TO VOTE OR TO DIRECT THE VOTE: 218,233 SHARES,

                  (iii)  SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                         3,803,260 SHARES,

                   (iv)  SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION
                         OF:  302,367 SHARES.


ITEM 6         OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.
- ------

               THE GLENMEDE TRUST COMPANY BENEFICIALLY OWNS THE SECURITIES
               COVERED BY THIS REPORT IN A FIDUCIARY CAPACITY.  PERSONS OTHER
               THAN THE GLENMEDE TRUST COMPANY HAVE THE RIGHT TO RECEIVE OR THE POWER TO DIRECT THE RECEIPT OF DIVIDENDS FROM OR THE PROCEEDS
               FROM THE SALE OF SECURITIES COVERED BY THIS REPORT. THE PEW MEMORIAL TRUST IS THE ONLY SUCH PERSON WHOSE INTEREST IN THE SECURITIES COVERED BY THIS REPORT (AS SUCH INTEREST IS DESCRIBED
               IN THE PRECEDING SENTENCE) RELATES TO MORE THAN FIVE (5) PERCENT
               OF THE CLASS OF SUCH SECURITIES.
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CUSIP No. 866762404               13G                      Page 4 of 4 Pages
- ---------------------------                                ---------------------


ITEM 10        CERTIFICATION.
- -------

               BY SIGNING BELOW I CERTIFY THAT, TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE SECURITIES REFERRED TO ABOVE WERE ACQUIRED IN THE ORDINARY COURSE OF BUSINESS AND WERE NOT ACQUIRED FOR THE PURPOSE OF AND DO NOT HAVE THE EFFECT OF CHANGING OR INFLUENCING THE CONTROL OF THE ISSUER OF SUCH SECURITIES AND WERE NOT ACQUIRED IN CONNECTION WITH OR AS A PARTICIPANT IN ANY TRANSACTION HAVING SUCH PURPOSE OR EFFECT.



                              SIGNATURE


               AFTER REASONABLE INQUIRY AND TO THE BEST OF MY KNOWLEDGE AND BELIEF, I CERTIFY THAT THE INFORMATION SET FORTH IN THIS STATEMENT IS TRUE, COMPLETE AND CORRECT.

                                    May 6, 1996

                                    THE GLENMEDE TRUST COMPANY



                                    /s/ JAMES BELANGER
                                    --------------------------
                                    SIGNATURE

                                    JAMES BELANGER
                                    --------------------------
                                    VICE PRESIDENT
                                    --------------------------
                                    NAME/TITLE